Exhibit 99.1

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

Pharmacyclics Reports Fiscal 2012 Third Quarter Financial Results and Recent Developments

SUNNYVALE, Calif., May 10, 2012 --

Pharmacyclics, Inc. (PCYC) today reported financial results and recent developments for its fiscal third quarter ended March 31, 2012.

Financial Results for Third Quarter Ended March 31, 2012

The non-GAAP (Generally Accepted Accounting Principles) net loss reported for the fiscal quarter ended March 31, 2012 was $9.3 million, or $0.14 loss per share. This compares with a non-GAAP net loss of $7.4 million, or $0.12 loss per share, for the fiscal quarter ended March 31, 2011. See “Use of Non-GAAP Financial Measures” below for a description of our Non-GAAP measures. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

The GAAP net loss for the fiscal quarter ended March 31, 2012 was $12.8 million, or $0.19 loss per share. This compares with a GAAP net loss of $9.2 million, or $0.15 loss per share for the fiscal quarter ended March 31, 2011.

At March 31, 2012, the Company had cash, cash equivalents and marketable securities of $215.0 million, which compares with $112.3 million at June 30, 2011. Additionally, the Company had $12.6 million due from Janssen Biotech, Inc. at March 31, 2012 in connection with its cost sharing arrangement.

“Pharmacyclics’ mission is to create a viable and expanding biopharmaceutical company that designs and brings to market medicines which improve the quality and duration of life for patients suffering from oncology and autoimmune disease,” said Bob Duggan, CEO and Chairman of the Board.  “Peer reviewed empirical data validating our continued progress will be presented and discussed at the upcoming American Society of Clinical Oncology Annual Meeting.  We are pleased that one of our three presentations has been selected as a ‘Best of ASCO’.”

Recent Developments & Highlights

American Society of Clinical Oncology 2012 Annual Meeting (ASCO) June 1-5, 2012

At the upcoming American Society of Clinical Oncology (ASCO) 2012 meeting in Chicago, IL June 1-5, the company will have two oral presentations and one poster discussion session.  The two oral presentations will highlight the first reporting on data from the ibrutinib (formerly PCI-32765) Phase II CLL single agent trial in treatment naïve patients and the ibrutinib Phase Ib/II CLL combination trial with ofatumumab in relapsed or refractory patients.  The poster discussion session will highlight data from the ibrutinib Phase Ib CLL combination trial with bendamustine and rituximab in relapsed or refractory patients.
•  Oral Presentation
Date/Time: Monday, June 4, 2012; 10:15 AM – 10:30 AM (CT)
Location: E354a
Abstract # 6507: The Bruton’s tyrosine kinase inhibitor PCI-32765 in treatment-naïve chronic lymphocytic leukemia patients: Interim results of a phase Ib/II study. John C. Byrd et al., The Ohio State University, Columbus, Ohio.
This Abstract was selected to be presented at the “Best of ASCO Meetings”.
•  Oral Presentation
Date/Time: Monday, June 4, 2012; 10:30 AM – 10:45 AM (CT)
Location: E354a
Abstract # 6508: A phase Ib/II study evaluating activity and tolerability of BTK inhibitor PCI-32765 and ofatumumab in patients with chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) and related diseases. Samantha Mary Jaglowski et al. The Ohio State University, Columbus, Ohio.

•  Poster Discussion Session
Date/Time: Friday, June 1, 2012; 4:30 PM – 5:30 PM (CT)
Abstract # 6515: Combination of the Bruton’s tyrosine kinase inhibitor PCI-32765 with bendamustine/rituximab in patients with relapsed/refractory chronic lymphocytic leukemia: Interim results of a phase Ib/II study.  Susan M. O’Brien et al. MD Anderson Cancer Center, Houston, Texas

Ibrutinib Bruton’s Tyrosine Kinase (BTK) Inhibitor for Oncology

As of the end of March 2012, we enrolled over 470 patients into clinical trials evaluating ibrutinib. The ongoing Phase I/II program currently includes the following studies:
•  PCYC-1102-CA: A multicenter, open-label, single agent Phase Ib/II study of ibrutinib in subjects with chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) either relapsed/refractory or  treatment-naïve (65 years of age or older). This study was designed to assess safety, tolerability, and efficacy of ibrutinib at two dose levels. Patient enrollment is complete, with 117 patients enrolled. An update on the relapsed or refractory patients treated on this trial was provided at the American Society of Hematology (ASH) Annual Meeting in December of 2011. We will report an interim data review of elderly treatment naïve patients in an oral presentation at ASCO in June 2012.  Additionally, we will report updated results on CLL/SLL relapsed/refractory and treatment naïve patients in an oral presentation at European Hematology Association in June 2012.
•  PCYC-1104-CA: A multicenter, Phase II study of ibrutinib in patients with relapsed or refractory mantle cell lymphoma, including cohorts of subjects either previously treated with bortezomib or naïve to bortezomib treatment. This trial is active in several US and European sites and has completed enrollment of 115 patients. An interim report on this trial was provided at the ASH Annual Meeting in December of 2011. We intend to report updated study results at ASH in December 2012.
•  PCYC-1106-CA: A multicenter, open-label, Phase II study of ibrutinib in subjects with relapsed or refractory DLBCL. This study is designed to assess the activity of ibrutinib in two genetically distinct subtypes of DLBCL, the activated B-cell (ABC) subtype and the germinal center (GC) subtype. This trial is active in several US sites and, as of the end of March 2012, had enrolled 59 patients.  We expect to complete enrollment and have an interim report for ASH in December 2012.
•  PCYC-1108-CA: A Phase Ib, multicenter, open-label, study of ibrutinib, in combination with bendamustine and rituximab (BR) in subjects with relapsed or refractory CLL or SLL. This trial completed enrollment with 30 patients. We will report an interim data review of these patients in a poster discussion at ASCO in June 2012 and in an oral presentation at European Hematology Association in June 2012.
•  PCYC-1109-CA: A Phase Ib/II study of ibrutinib in combination with ofatumumab in subjects with relapsed or refractory CLL or SLL. The study is investigating three schedules of the combination, 66 patients have been treated as of March 2012 and enrollment has been completed in cohorts 1 and 2.  We are expecting to complete enrollment within the first half of 2012. We will report data from a subset of these patients in an oral presentation at ASCO in June 2012.
•  PCYC-1111-CA: A Phase II study of ibrutinib in subjects with relapsed/refractory multiple myeloma (MM) has started to enroll with five patients in Q1 of calendar 2012. We are on track to complete enrollment of the first stage of the study (11 patients) by Q3, 2012.
•  We are on track to initiate our first global Phase III study, PCYC-1112, by mid-year 2012 comparing ibrutinib versus ofatumumab in relapsed CLL/SLL patients not eligible for purine analog treatment.  Approximately 350 patients will be enrolled.

Orphan Drug Designation

In the US, the FDA granted orphan drug designation to ibrutinib for the treatment of chronic lymphocytic leukemia on March 27, 2012. A US orphan drug designation provides the drug developer with several benefits and incentives related to the orphan drug, including a 7-year period of U.S. marketing exclusivity if the drug is the first of its type approved for the specified indication.

Conference Call and Webcast Details

Based on the upcoming ibrutinib data at ASCO,  a conference call is scheduled for Wednesday, June 6, 2012, at 1:30 PST, after all ASCO presentations have been made public.

For further questions please contact Ramses Erdtmann, VP Finance at: 408-215-3325

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including operating and other expenses adjusted to exclude certain non-cash and non-recurring expenses. These measures are not in accordance with, or an alternative to generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are employee related non-cash expenses and the net amount of the therapeutic discovery project tax grant. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators we use as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided below.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

Pharmacyclics, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	March 31, 2012	June 30, 2011
ASSETS

Cash, cash equivalents and marketable securities*	$214,963	$112,329
Other current assets	15,528	2,367
Total current assets	230,491	114,696
Property and equipment, net	3,075	1,312
Other assets	386	344
Total assets	$233,952	$116,352

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deferred revenue – current portion	$8,057	$7,000
Other current liabilities	11,018	7,268
Total current liabilities	19,075	14,268
Deferred revenue – non-current portion	69,369	-
Deferred rent	604	410
Total liabilities	89,048	14,678
Stockholders’ equity	144,904	101,674
Total liabilities and stockholders’ equity	$233,952	$116,352

* Marketable securities	$1,494	$24,572

Pharmacyclics, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenues:
License and milestone revenues	$-	$1,356	$77,605	$4,129
Collaboration services revenues	1,927	703	2,262	2,718
Total revenues	1,927	2,059	79,867	6,847
Operating expenses*:
Research and development	15,828	8,649	39,152	24,607
General and administrative	4,061	2,692	11,355	6,619
Total operating expenses	19,889	11,341	50,507	31,226
Income (loss) from operations	(17,962)	(9,282)	29,360	(24,379)
Interest and other income (expense), net	56	65	100	140
Income (loss) before income taxes	(17,906)	(9,217)	29,460	(24,239)
Income tax provision (benefit)	(5,083)	-	568	-
Net income (loss)	$(12,823)	$(9,217)	$28,892	$(24,239)

Net income (loss) per share:
Basic	$(0.19)	$(0.15)	$0.42	$(0.41)
Diluted	$(0.19)	$(0.15)	$0.40	$(0.41)
Weighted average shares used to compute net income (loss) per share:
Basic	68,848	59,931	68,610	59,641
Diluted	68,848	59,931	72,174	59,641

* Includes share-based compensation as follows:

Research and development	$2,695	$1,213	$5,934	$4,174
General and administrative	790	649	2,091	1,798
Total	$3,485	$1,862	$8,025	$5,972

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

GAAP net loss	$(12,823)	$(9,217)
Adjustments:
Research & development share-based compensation(2)	2,695	1,213
General & administrative share-based compensation(2)	790	649
	3,485	1,862
Non-GAAP loss	$(9,338)	$(7,355)

Non-GAAP net loss per share	$(0.14)	$(0.12)

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2)	All share-based compensation was excluded for the non-GAAP analysis.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited; in thousands, except per share data)

	Nine Months Ended March 31,
	2012	2011

GAAP net income (loss)	$28,892	$(24,239)
Adjustments:
Research & development share-based compensation(2)	5,934	4,174
General & administrative share-based compensation(2)	2,091	1,798
Therapeutic discovery project tax grant, net(3)	-	(586)
	8,025	5,386
Non-GAAP net income (loss)	$36,917	$(18,853)

Non-GAAP diluted net income (loss) per share	$0.51	$(0.32)

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2)	All share-based compensation was excluded for the non-GAAP analysis.

(3)	Represents the therapeutic discovery project tax grant, net of related expenses.